Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS SECOND QUARTER RESULTS

AUSTIN, Minn. (May 24, 2007) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2007 second quarter.

HIGHLIGHTS

Second Quarter

•                  Diluted EPS of $.49, up 2 percent from $.48 per share in 2006

•                  Dollar sales of $1.50 billion increased 10 percent from 2006 (up 8 percent excluding acquisitions)

•                  Volume up 5 percent compared to last year (up 4 percent excluding acquisitions)

•                  Grocery Products operating profit up 28 percent; volume up 5 percent (up 3 percent excluding acquisitions); dollar sales up 11 percent (up 8 percent excluding acquisitions)

•                  Refrigerated Foods operating profit up 23 percent; volume up 5 percent (up 4 percent excluding acquisitions); dollar sales up 11 percent (up 9 percent excluding acquisitions)

•                  Jennie-O Turkey Store operating profit down 48 percent; volume up 4 percent; dollar sales up 6 percent

•                  Specialty Foods operating profit up 33 percent; volume up 2 percent (up 1 percent excluding acquisitions); dollar sales up 8 percent (up 7 percent excluding acquisitions)

•                  All Other operating profit up 16 percent; volume up 23 percent; dollar sales up 21 percent

The company reported fiscal 2007 second quarter net earnings of $68.0 million, up 1 percent from earnings of $67.3 million a year earlier.  Diluted earnings per share for the quarter were $.49 this year compared to $.48 per share last year and sales totaled $1.50 billion, up from $1.37 billion in fiscal 2006.

For the six months ended April 29, 2007, net earnings were $143.3 million, or $1.03 per diluted share (up 5 percent), compared to $136.6 million a year ago, or $.98 per diluted share.  Sales totaled $3.01 billion, up 8 percent, from $2.78 billion in the same period last year.

COMMENTARY

“We delivered excellent top line results across all five of our business segments and double-digit increases in operating profit performance in four out of the five segments” said Jeffrey M. Ettinger, chairman of the board, president and chief executive officer.  “Our microwaveable meals, led by HORMEL COMPLEATS microwavable trays, continued their exceptional growth trend and we also enjoyed strong sales results from other key products such as HORMEL chili, HORMEL NATURAL CHOICE deli sandwich meats, and HORMEL party trays,” Ettinger said. “The only disappointment in the quarter was that Jennie-O Turkey Store was not able to pass on higher grain costs through pricing as quickly or as thoroughly as we had hoped,” Ettinger stated.

“Overall, our balanced model helped to stabilize earnings for the company even when one of our segments experienced a difficult operating environment,” Ettinger concluded.

SEGMENT OPERATING HIGHLIGHTS – SECOND QUARTER

Grocery Products (15% of Net Sales, 33% of Total Operating Profit)

The Grocery Products segment reported an 11 percent increase in net sales and 28 percent increase in operating profit compared to last year.  The microwave tray line of products, which has been re-positioned as HORMEL COMPLEATS, continued to deliver exceptional growth.  Retailers continue to expand their shelf-space for these convenient meal solutions, as they are a perfect fit for today’s consumers.  HORMEL and STAGG chili were also key contributors to the segment’s growth.  The repositioning of STAGG back to a regional brand has proven to be a good move.  This has provided more focused marketing programs within STAGG’S core region.  HORMEL chili reported double-digit sales growth through more effective trade and marketing programs.  The VALLEY FRESH line of canned chicken products also was an important contributor.  A price increase was announced during the second quarter that took effect April 30 for certain products within the Grocery Products segment.

Refrigerated Foods (53% of Net Sales, 37% of Total Operating Profit)

The Refrigerated Foods segment reported an 11 percent increase in sales and a 23 percent increase in operating profit for the quarter. Strong pork packer margins (the spread between live hog costs and meat values) was a benefit to the quarter. Also, Foodservice and Farmer John were two key contributors.  Foodservice products posting strong results include ALWAYS TENDER premium pork, AUSTIN BLUES BBQ products and HORMEL Applewood smoked bacon.   Farmer John reported strong results from foodservice sliced meats and precooked bacon.  The Meat Products business unit delivered solid top line growth behind products including HORMEL sliced pepperoni, DILUSSO DELI COMPANY products, ALWAYS TENDER flavored meats and HORMEL party trays.  The new NATURAL CHOICE items launched last quarter continue to gain distribution.

Jennie-O Turkey Store (18% of Net Sales, 12% of Total Operating Profit)

Operating profit for the Jennie-O Turkey Store segment was down 48 percent, even though sales were up 6 percent.  Higher grain costs were the key reason for the short-fall.  While price increases were implemented in the quarter, they were not enough to off-set the higher grain costs.  Additional price increases will be implemented in the second half of the year.  In the second quarter, sales of value-added products grew 9 percent with growth in all channels: retail, food service and deli.  Products reporting the strongest growth include JENNIE-O TURKEY STORE Oven Ready whole turkey and breasts, turkey burgers and rotisserie turkey items.

Specialty Foods (11% of Net Sales, 14% of Total Operating Profit)

The Specialty Foods segment had another strong quarter with operating profits up 33 percent compared to the second quarter last year.  Each of the three business units, including Hormel Specialty Products, Diamond Crystal Brands, and Century Foods International, once again delivered solid top and bottom line growth.  A favorable product mix shift was a key driver during the quarter including increased sales of specialty ingredients and nutritional products.  Continued improvement in capacity utilization across the segment also contributed to the higher profits.

All Other (3% of Net Sales, 4% of Total Operating Profit)

The All Other segment, which includes the International business unit, also had an excellent second quarter with operating profits up 16 percent.  Strong export sales were again a key driver this quarter, with continued growth in STAGG chili, fresh pork, and foodservice products.  Worldwide demand for the SPAM family of products also contributed to the results of the segment.  The segment recorded increased net sales and tonnage in our China operations for the quarter though profitability was lower than last year due to higher commodity input costs.

Effective Tax Rate

The effective tax rate was higher than our expected rate of 35.5 percent due to a $1.6 million ($.01 per share) charge for discrete events related to prior period audits.

OUTLOOK

“We are pleased with the strong performance and momentum of the majority of our business segments.  Jennie-O Turkey Store will continue to face the challenge of recovering significantly higher input costs through pricing.   Because the full extent and timing as to the implementation of their price increases remains unclear, we are modestly lowering our fiscal 2007 guidance from $2.15 - $2.25 to $2.12 - $2.22.  Our guidance range for the third quarter of 2007 is $0.42 - $0.48 per share,” Ettinger concluded.

DIVIDENDS

Effective May 15, 2007, the company paid its 315th consecutive quarterly dividend.  The annual rate is $.60 per share.

CONFERENCE CALL

A conference call will be Webcast at 9:30 a.m. CT on Thursday, May 24, 2007.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 9308966.  The Webcast replay will be available at 11:30 a.m. CT, May 24, and archived for one year.  The audio replay will be available beginning at 10:30 a.m. CT on Thursday, May 24, 2007, through 11:00 p.m. CT on June 24, 2007.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace. For each of the past eight years, Hormel Foods has been named one of “The Best Big Companies in America” by Forbes magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit www.hormel.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ materially.  Please refer to the cautionary statement regarding Forward-Looking Statements that appear on pages 26-31 in the company’s Form 10-Q for the quarter ended January 28, 2007, which can be accessed at www.hormel.com under “Investor-SEC Filings.”

Segment Data

Fiscal 2007 Second Quarter Segment Operating Results (in Thousands)

	SECOND QUARTER – 13 WEEKS ENDED
	April 29, 2007	April 30, 2006	% Change
NET SALES
Grocery Products	$223,625	$200,955	11.3
Refrigerated Foods	796,339	715,245	11.3
Jennie-O Turkey Store	270,044	254,607	6.1
Specialty Foods	169,069	157,016	7.7
All Other	45,520	37,522	21.3
Total	$1,504,597	$1,365,345	10.2

OPERATING PROFIT
Grocery Products	$39,194	$30,615	28.0
Refrigerated Foods	44,187	35,933	23.0
Jennie-O Turkey Store	13,949	26,640	(47.6)
Specialty Foods	16,281	12,217	33.3
All Other	4,866	4,193	16.1
Total segment operating profit	118,477	109,598	8.1
Net interest and investment income	(4,373)	(3,395)	(28.8)
General corporate expense	(5,562)	(4,605)	(20.8)
Income before tax	$108,542	$101,598	6.8

	YEAR TO DATE – 26 WEEKS ENDED
	April 29, 2007	April 30, 2006	% Change
NET SALES
Grocery Products	$429,841	$404,912	6.2
Refrigerated Foods	1,594,311	1,474,366	8.1
Jennie-O Turkey Store	546,658	521,653	4.8
Specialty Foods	346,148	308,178	12.3
All Other	91,722	72,169	27.1
Total	$3,008,680	$2,781,278	8.2

OPERATING PROFIT
Grocery Products	$72,178	$63,384	13.9
Refrigerated Foods	86,129	74,644	15.4
Jennie-O Turkey Store	43,920	66,319	(33.8)
Specialty Foods	34,323	22,545	52.2
All Other	11,340	8,119	39.7
Total segment operating profit	247,890	235,011	5.5
Net interest and investment income	(8,651)	(8,743)	1.1
General corporate expense	(15,189)	(24,370)	37.7
Income before tax	$224,050	$201,898	11.0

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	4-29-2007	4-30-2006	4-29-2007	4-30-2006

Net sales	$1,504,597	$1,365,345	$3,008,680	$2,781,278

Cost of products sold	1,158,711	1,033,866	2,303,357	2,096,804

GROSS PROFIT:	345,886	331,479	705,323	684,474

Expenses:
Selling and delivery	161,158	155,309	325,775	313,643

Marketing	31,349	32,165	65,376	65,856

Administrative & general	40,433	40,314	82,343	98,034

TOTAL EXPENSES:	232,940	227,788	473,494	477,533

Equity in earnings of affiliates	(31)	1,302	872	3,700

OPERATING INCOME:	112,915	104,993	232,701	210,641

Other income & expenses:
Interest & investment income	2,625	3,009	4,705	3,893

Interest expense	(6,998)	(6,404)	(13,356)	(12,636)

EARNINGS BEFORE INCOME TAXES:	108,542	101,598	224,050	201,898

Provision for income taxes	40,541	34,290	80,724	65,314
(effective tax rate)	37.35%	33.75%	36.03%	32.35%

NET EARNINGS	$68,001	$67,308	$143,326	$136,584

NET EARNINGS PER SHARE
Basic	$.49	$.49	$1.04	$.99
Diluted	$.49	$.48	$1.03	$.98

WGHT AVG SHARES OUT
Basic	137,743	137,906	137,638	137,902
Diluted	139,711	139,559	139,639	139,502

DIVIDENDS DECLARED PER SHARE	$.15	$.14	$.30	$.28

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	April 29, 2007	October 29, 2006
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$93,998	$172,485
Short-term marketable securities	13,775	0
Accounts receivable	322,634	341,916
Inventories	637,425	570,932
Deferred income taxes	52,654	48,535
Prepaid expenses & other current assets	18,380	7,803

TOTAL CURRENT ASSETS	1,138,866	1,141,671

INTANGIBLES	695,119	698,681

OTHER ASSETS	331,629	309,144

PROPERTY, PLANT & EQUIPMENT, NET	943,822	910,810

TOTAL ASSETS	$3,109,436	$3,060,306

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$515,646	$585,014

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,020	350,054

OTHER LONG-TERM LIABILITIES	326,081	322,326

SHAREHOLDERS’ INVESTMENT	1,917,689	1,802,912

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$3,109,436	$3,060,306

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twenty-Six Weeks Ended
	4-29-2007	4-30-2006
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$143,326	$136,584
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	56,779	54,746
Amortization of intangibles	5,863	4,957
Equity in earnings of affiliates	(1,466)	(3,241)
Provision for deferred income taxes	(3,013)	(2,960)
Loss on property/equipment sales and plant facilities	69	186
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	24,814	28,396
Increase in inventories, prepaid expenses, and other current assets	(73,348)	(67,655)
Decrease (Increase) in net pension assets	4,330	(2,592)
Decrease in accounts payable and accrued expenses	(74,132)	(59,870)
Other	5,564	11,244
NET CASH PROVIDED BY OPERATING ACTIVITIES	88,786	99,795

INVESTING ACTIVITIES
Sale of available-for-sale securities	284,850	145,125
Purchase of available-for-sale securities	(298,625)	(106,625)
Acquisitions of businesses	(13,618)	(74,777)
Purchases of property / equipment	(69,961)	(63,646)
Proceeds from sales of property / equipment	2,824	2,201
Increase in investments, equity in affiliates, and other assets	(21,134)	(1,573)
NET CASH USED IN INVESTING ACTIVITIES	(115,664)	(99,295)

FINANCING ACTIVITIES
Proceeds from short-term debt	15,000	40,000
Principal payments on short-term debt	(17,576)	(5,000)
Principal payments on long-term debt	(6,304)	(337)
Dividends paid on common stock	(39,881)	(37,215)
Share repurchase	(11,706)	(12,723)
Other	8,858	4,370
NET CASH USED IN FINANCING ACTIVITIES	(51,609)	(10,905)
DECREASE IN CASH AND CASH EQUIVALENTS	(78,487)	(10,405)
Cash and cash equivalents at beginning of year	172,485	131,046
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$93,998	$120,641